APPENDIX A

THE FOLLOWING RESOLUTIONS WERE ADOPTED BY THE BOARD OF TRUSTEES AT THE REGULAR MEETING OF THE BOARD OF TRUSTEES HELD ON MAY 31, 2007:

RESOLVED, that the Fidelity Bond ("Bond"), in substantially in the form presented at this Meeting and with such additional changes as may be recommended by counsel to the Trust, issued by National Union Fire Insurance Company in the amount of $1 million covering the Trust is hereby determined by the Trustees, including a majority of the Independent Trustees, to be reasonable in form and amount, after having given due consideration to, among other things, the value of the aggregate assets of the Trust to which any person covered under the Bond may have access, the type and terms of the arrangements made for the custody and safekeeping of assets of the Trust's series and the nature of the securities in those series; and

FURTHER
RESOLVED, that the premium of $3,300 to be paid by the Trust under the Bond is hereby ratified and approved by the Trustees, including a majority of the Independent Trustees, after taking all relevant factors into consideration including but not limited to, the number of series of the Trust, the amount of the Bond, and the amount of the premium; and

FURTHER
RESOLVED, that an allocation to each of the series of the Trust of a portion of the premium and coverage under the Bond shall be made in accordance with the relative net assets of each series; and

FURTHER
RESOLVED, that the Secretary or any Assistant Secretary of the Trust, and each of them, is hereby designated, authorized and directed to file the Bond with the SEC and give notice required under paragraph (g) of Rule 17g-1 under the 1940 Act; and

FURTHER
RESOLVED, that the Officers of the Trust are each hereby authorized to adjust or increase the coverage for the insureds under the Bond as necessary or appropriate between meetings of the Trustees to maintain the Trust's compliance with the requirements of Rule 17g-1, subject to ratification by the Trustees; and

FURTHER
RESOLVED, that the Officers of the Trust are each hereby authorized to make any and all payments and to do any and all other acts, in the name of the Trust and on its behalf, as they, or any of them, may determine to be necessary or desirable and proper to obtain and maintain the Bond or otherwise in connection with or in furtherance of the foregoing resolutions; and

FURTHER
RESOLVED, that the Board, including a majority of the Independent Trustees, shall approve as often as their fiduciary duties require, but not less than once every twelve months, the Bond and the reasonableness of its form and amount.